Exhibit 99.1

EXPRESSJET REPORTS OCTOBER 2008 PERFORMANCE

            HOUSTON, Nov. 12, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for October 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and charter operations.

            During the month, ExpressJet revenue passenger miles (RPM) totaled 620 million, and available seat miles (ASM) flown were 822 million.  ExpressJet's September load factor was 75.4%.  The company flew 53,593 block hours and operated 28,352 departures during the month.  ExpressJet had a total of 244 planes in its fleet during October – 214 allocated to flying as Continental Express and 30 operating in its corporate aviation (charter) division.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 125 destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports October 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending October 31, 2008	System

Revenue Passenger Miles (millions)	620
Available Seat Miles (ASM) (millions)	822
Passenger Load Factor	75.4%
Block Hours	53,593
Departures	28,352
Stage Length	582

Year to Date	System(1)

Revenue Passenger Miles (millions)	8,363
Available Seat Miles (ASM) (millions)	11,017
Passenger Load Factor	75.9%
Block Hours	723,515
Departures	379,037
Stage Length	595

(1) Includes statistics for flying operations that were suspended September 2, 2008.

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